Contact: John Lamb VP & CFO 360.697.6626 Fax 360.697.1157

NEWS RELEASE

FOR IMMEDIATE RELEASE

POULSBO, Wash.
June 22, 2016

POPE RESOURCES ANNOUNCES TIMBERLAND ACQUISITION

Pope Resources (NASDAQ:POPE) announced today that it has entered into a definitive agreement to acquire approximately 7,300 acres of timberland in western Washington for $31.9 million from a client of Hancock Timber Resource Group. The acquisition will be financed with a new credit facility and is expected to close in the third quarter of 2016, contingent on obtaining such financing.

"We like what this transaction represents in terms of species mix, age class distribution, ease-of-operability, and accretive cash flow," said Tom Ringo, President and CEO. "An added plus is how the property folds neatly into our existing timberland management infrastructure due to its proximity to other lands that we already own and manage."

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 207,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate two private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.